Exhibit 99.1

HCC SUCCESSION PLAN MOVES FORWARD

HOUSTON (October 2, 2012) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that the Company will move forward with its previously announced CEO succession plan.  John N. Molbeck, Jr. will continue to serve as CEO until the Company’s final Board of Directors meeting of the year, which is scheduled for December 19, 2012.  Christopher J.B. Williams, the Company’s President and previously announced successor to Mr. Molbeck, will become CEO at that time.  Mr. Molbeck will remain actively involved with the Company through his planned retirement date of May 31, 2013, and is expected to continue to serve on the HCC Board.

Mr. Molbeck commented, “As part of our previously announced CEO succession plan, Chris and I have continued to work closely since he moved into the role of President in May 2011 from his previous position as Chairman of HCC’s Board.  This transition has gone smoothly.  With the Company in excellent condition strategically, competitively, operationally and financially, I recommended to the Board that now is the right time for Chris to take over as CEO.  I will continue to actively assist Chris through my retirement in May 2013.”

Mr. Williams commented, “I have received excellent support during this transition period from John and the Board, and am now well prepared and grateful for the opportunity to lead HCC toward future growth.  I will continue to work closely with John to finish out 2012 in strong fashion and am excited about the outstanding prospects for HCC as a top tier specialty insurer.”

Robert A. Rosholt, Chairman of HCC’s Board of Directors, commented, “On behalf of the Board, I would like to extend our deep appreciation to John for his exceptional contributions to HCC over the years.  As CEO, he has demonstrated strong leadership, strengthened the Company’s balance sheet, developed a strong mix of profitable specialty insurance businesses and positioned the Company for continued profitable growth.  We are also pleased with the execution of the CEO succession plan put in place by the Board in May 2011.  John has prepared Chris to serve as a strong successor, and the Board is confident that Chris and Bill Burke will build upon the strong foundation that has been established at HCC.  The Board looks forward to John’s continued contributions to the Company and as a member of the Board.”

Along with the appointment of Mr. Williams as CEO, William N. Burke, Jr., the Company’s Chief Operating Officer, will be promoted to President and Chief Operating Officer, also effective on December 19, 2012.  This promotion was also part of the Company’s planned succession process.

“Since joining HCC, Bill has been a strong addition to the management team.  His leadership, extensive insurance knowledge and management experience have brought a new perspective to our different segments, which will only enhance our business as he takes over as President.  I am looking forward to continuing to work alongside Bill and our experienced management group,” commented Mr. Williams.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices in the United States, the United Kingdom, Spain and Ireland.  As of June 30, 2012, HCC had assets of $10.0 billion and shareholders’ equity of $3.3 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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